EXHIBIT 5.1

                                  DAVID E. WISE
                                 ATTORNEY AT LAW
                            8794 Rolling Acres Trail
                          Fair Oaks Ranch, Texas 78015
                                 (830) 981-8165


                                January 11, 2008

Colm j. King, President
Cavit Sciences, Inc.
100 E. Linton Boulevard, Suite 106B
Delray Beach, Florida 33483

Re: Cavit Sciences, Inc. - Registration Statement on Form S-8

Dear Mr. King:

     We have acted as counsel to Cavit Sciences, Inc., a Florida corporation ("Company"), in connection with a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on January 11, 2008 ("Registration Statement"). The Registration Statement covers 1,000,000 shares and options to purchase shares of the Company's common stock ("Common Stock"), to be issued pursuant to the Company's 2008 Employee and Consultant Stock Incentive Plan ("2008 Plan").

     In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the adoption of the 2008 Plan; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

     In rendering this opinion, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photo static copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records, resolutions and other documents and writings of the Company, we have relied to the extent we deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without independent check or verification of their accuracy.

     Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 1,000,000 shares of common stock reserved under the 2008 Plan have been duly authorized and upon payment for and issuance of the shares of Common Stock in the manner described in the 2008 Plan, subject to distribution as described in the Registration Statement, and subject to effectiveness of the Registration Statement described above, such Common Stock will be legally issued, fully paid and nonassessable.

     We call your attention to the fact that the undersigned is a member of the Texas Bar and the Company is a Florida corporation. We are familiar with Florida Corporate Law to an extent where we are able to form this opinion.
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     We hereby  consent  to the  filing of this  opinion  as an  Exhibit  to the
Registration Statement and to the reference made to this firm under the heading "Interests of Named Experts and Counsel" in the Prospectus contained in the Registration Statement and all amendments thereto.

Sincerely,


/s/ David E. Wise
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David E. Wise, Attorney at Law